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                                                                      Exhibit 4i

                          PRUCO LIFE INSURANCE COMPANY
                       [2999 North 44th Street, Suite 250
                             Phoenix, Arizona 85014]

            DOLLAR COST AVERAGING ("DCA") PROGRAM SCHEDULE SUPPLEMENT

Annuity Number: [001-00001]

Effective Date of the Dollar Cost Averaging Program Rider: [Issue Date of the Annuity]

Minimum Purchase Payment Allocation to a DCA MVA Option: [$2,000]

Minimum Monthly Transfer Amount: [$100]

Dollar Cost Averaging MVA Formula: The Market Value Adjustment Factor applicable to the DCA MVA Options we make available is as follows:

     [MVA Factor =

                                      l + i
                                   [---------] /n/12/
                                    l + j + k

     where: i = the Index Rate established at inception of a DCA MVA Option.
                This Index Rate will be based on a Constant Maturity Treasury
                (CMT) rate for a maturity (in months) equal to the initial duration of the DCA MVA Option. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to initiation of the DCA MVA Option. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;

            j = the Index Rate determined at the time the MVA calculation is needed, based on a CMT rate for the amount of time remaining in the DCA MVA Option. The amount of time will be based on the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month. This CMT rate will be determined based on the weekly average of the CMT Index of appropriate maturity as of two weeks prior to the date for which the MVA calculation is needed. The CMT Index will be based on "Treasury constant maturities nominal 12" rates as published in Federal Reserve Statistical Release H.15. If a CMT index for the number of months needed is not available, the applicable CMT index will be determined based on a linear interpolation of the published CMT indices;


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      DOLLAR COST AVERAGING ("DCA") PROGRAM SCHEDULE SUPPLEMENT (Continued)

          k = the Liquidity Factor shown in this DCA Program Schedule
              Supplement; and

          n = the number of complete months remaining in the DCA MVA Option, rounded up to the nearest whole month.

     If the "Treasury constant maturities nominal 12" rates available through Federal Reserve Statistical Release H. 15 should become unavailable at any time, or if the rate for a 1-month maturity should become unavailable through this source, we will substitute rates which, in our opinion, are comparable.]

Liquidity Factor: [0.0025]


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